Exhibit 21.1

List of Subsidiaries

Set forth below are the Company’s wholly-owned subsidiaries:

Athena Bitcoin, Inc. incorporated in Delaware

Athena Holdings El Salvador, S.A. de C. V. incorporated in El Salvador

Athena Holdings Colombia, SAS incorporated in Colombia

Athena Holding Company S.R.L. incorporated in Argentina

Athena Bitcoin S. de R. L. de C. V. incorporated in Mexico

Athena Holdings of PR LLC incorporated in Puerto Rico

Athena Holdings of PR LLC incorporated in Puerto Rico

Athena Bitcoin Inc. owns directly or indirectly 100% of the voting rights to all the named subsidiaries.

a.	Athena Bitcoin Global owns 100% of outstanding shares of Athena Bitcoin Inc
b.	Athena Bitcoin Inc. owns 99% of Athena Holdings El Salvador SA de CV and Eric Gravengaard holds 1% on behalf of the Company.
c.	Athena Bitcoin Inc. beneficially owns and controls Athena Holdings SAS which is nominally owned by Eric Gravengaard 95% and Matias Goldenhörn 5%.
d.	Athena Bitcoin Inc. beneficially owns and controls Athena Holding Company SRL which is nominally owned by Eric Gravengaard 45%, Gilbert Valentine 45%, and Matias Goldenhörn 10%.
e.	Athena Bitcoin Inc. owns 2,999 Shares of Athena Bitcoin SRL de CV and Eric Gravengaard owns 1 Share on behalf of the Company.
f.	Athena Bitcoin Inc. is the sole member of Athena Holdings of PR LLC
g.	Athena Bitcoin Inc. owns 100% Athena Business Holdings Panama S.A.